Exhibit 10.1

                                  CONFIDENTIAL

                                 April 27, 2004

William C. Tella
19 Mitchell Road
Port Washington, New York  11050

      Re:   Separation from Employment

Dear Mr. Tella:

      This letter ("Agreement") sets forth the agreement reached concerning the termination of your employment with Curative Health Services, Inc., including its current and former parents, subsidiaries and affiliated entities, and their respective current and former successors, assigns, representatives, agents, attorneys, shareholders, officers, directors and employees, both individually and in their official capacities (collectively "Curative").

      1. You acknowledge and agree that effective April 23, 2004 you were no longer an executive officer of Curative, that you had waived any requirement relating to receipt of a written Notice of Termination pursuant to your Amended and Restated Employment Agreement effective as of June 1, 1999, as amended or modified (the "Employment Agreement"), and that your employment with Curative will terminate on May 14, 2005. You acknowledge and agree that during the period of May 14, 2004 through May 14, 2005, you will be available as may be requested from time to time by Curative (understanding that Curative anticipates that such requests would involve a minimal amount of time) are not required to, nor shall you, report to work regularly for Curative. In that connection, you will not have access to Curative's computer, facsimile or telephonic services.

      2. Curative will continue to pay your salary, less applicable withholdings and deductions, and provide you with the benefits that you are currently receiving through May 14, 2004. You hereby waive the payment of your base salary from the period May 15, 2004 through May 14, 2005. Curative will also provide you with a lump-sum payment, less applicable withholdings and deductions, representing the value of your accrued unused vacation through May 14, 2004, if any.

      3. In consideration for signing this Agreement and in exchange for the promises, covenants and waivers set forth herein, Curative will, provided you have not revoked this Agreement as set forth below, provide you with the following:

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      (a)   Within thirty (30) days of the later of May 14, 2004 or the expiration of the period during which you may revoke this Agreement ("Revocation Period"), a lump sum severance payment in the amount of One Hundred Thousand ($100,000) Dollars;

      (b) Commencing the first regular pay period after May 14, 2004 and provided that you shall not revoke this Agreement, you will receive as severance an amount equal to your Base Salary of $280,712.38 in bi-weekly payments for a period of twelve (12) months, less applicable withholdings and deductions. You hereby waive the amount of Base Salary which you would otherwise receive in connection with your employment through May 14, 2005;

      (c) Commencing after May 14, 2004 provided that you shall not revoke this Agreement, and until the earlier of May 14, 2005 or when you obtain full-time employment, welfare benefits (including disability, life and health insurance benefits) of substantially similar design and cost to you as the welfare benefits available to you prior to your date of termination;

      (d) Commencing after May 14, 2004 provided that you shall not revoke this Agreement, and until the earlier of May 14, 2005 or when and if you obtain other full-time employment, auto allowance payments in the same amount received prior to May 14, 2004;

      (e) Six (6) months of executive outplacement services with a firm engaged by Curative;

      (f) During the twelve (12) month period from May 14, 2004 through May 14, 2005 all of your unvested stock option awards will continue to vest and become exercisable. You will have three months from May 14, 2005 to exercise all vested stock option awards;

      (g) You and Curative acknowledge and agree that if any Change of Control (as defined in the Employment Agreement) occurs on or prior to May 14, 2005, then any unvested stock options would be accelerated pursuant to the terms of the respective stock option agreement and the Employment Agreement, but that Curative shall not be obligated to make any cash payment which might otherwise have been provided for under the Employment Agreement upon such change of control; and

      (h) Note that you are required to promptly notify Curative in writing if and when you obtain any other employment prior to May 14, 2005.

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      4. In consideration of the benefits described above and for other good and valuable consideration, you hereby release and forever discharge, and by this instrument release and forever discharge Curative from all debts, obligations, promises, covenants, agreements, contracts, endorsements, bonds, controversies, suits, actions, causes of action, judgments, damages, expenses, claims or demands, in law or in equity, which you ever had, now have, or which may arise in the future, regarding any matter arising on or before the date of your execution of this Agreement, including but not limited to all claims (whether known or unknown) regarding your employment at or termination of employment from Curative, any contract (express or implied), any claim for equitable relief or recovery of punitive, compensatory, or other damages or monies, attorneys' fees, any tort, and all claims for alleged discrimination based upon age, race, color, sex, sexual orientation, marital status, religion, national origin, handicap, disability, or retaliation, including any claim, asserted or unasserted, which could arise under Title VII of the Civil Rights Act of 1964; the Equal Pay Act of 1963; the Age Discrimination in Employment Act of 1967 ("ADEA"); the Older Workers Benefit Protection Act of 1990; the Americans With Disabilities Act of 1990; the Civil Rights Act of 1866, 42 U.S.C. ss. 1981; the Sarbanes-Oxley Act; the Employee Retirement Income Security Act of 1974; the Family and Medical
Leave Act of 1993; the Civil Rights Act of 1991; the New York State Human Rights Law, the New York City Human Rights Law and any other federal, state or local laws, rules or regulations, whether equal employment opportunity laws, nondiscrimination statutes and regulations, or otherwise, or any right under any Curative pension, welfare, or stock plans. This Agreement may not be cited as, and does not constitute any admission by Curative of, any violation of any such law or legal obligation with respect to any aspect of your employment or termination therefrom. To the extent that the terms of this letter may conflict with any provision of the Employment Agreement, the terms of this letter shall prevail.

      5. You represent and agree that you have not filed any lawsuits against Curative, or filed or caused to be filed any charges or complaints against Curative with any municipal, state or federal agency charged with the enforcement of any law. Pursuant to and as a part of your release and discharge of Curative, as set forth herein, with the sole exception of your right to bring a proceeding pursuant to the Older Workers Benefit Protection Act to challenge the validity of your release of claims pursuant to the ADEA, you agree, not inconsistent with EEOC Enforcement Guidance On Non-Waivable Employee Rights Under EEOC-Enforced Statutes dated April 11, 1997, and to the fullest extent permitted by law, not to sue or file a charge, complaint, grievance or demand for arbitration against Curative in any forum or assist or otherwise participate willingly or voluntarily in any claim, arbitration, suit, action, investigation or other proceeding of any kind which relates to any matter that involves Curative, and that occurred up to and including the date of your execution of this Agreement, unless required to do so by court order, subpoena or other directive by a court, administrative agency, arbitration panel or legislative body, or unless required to enforce this Agreement. To the extent any such action may be brought by a third party, you expressly waive any claim to any form of monetary or other damages, or any other form of recovery or relief in connection with any such action. Nothing in this paragraph shall prevent you (or your attorneys) from (i) commencing an action or proceeding to enforce this Agreement or (ii) exercising your right under the Older Workers

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Benefit Protection Act of 1990 to challenge the validity of your waiver of ADEA claims set forth in paragraph 4 of this Agreement.

      6. You represent and affirm that you have not reported any purported improper, unethical or illegal conduct or activities to any supervisor, manager, department head, Human Resources representative or other representative of Curative, and have no knowledge of any such improper, unethical or illegal conduct or activities.

      7. The provisions set forth in Section 5 of the Employment Agreement are incorporated herein and remain in full force and effect, excluding Section 5.4 which shall be amended as indicated in Exhibit A. Specifically, you agree to adhere to the requirements of Section 5.1 Trade Secrets and Confidential Information, Section 5.2 Transfer of Inventions and Section 5.5 Disclosure to Prospective Employers. You agree that in the event of a breach by you of any of the covenants set forth above, Curative has no adequate remedy at law and shall be entitled to injunctive and equitable relief, in addition to all other remedies available, without the requirement of posting any bond. The restrictive periods reflected on Exhibit A shall be tolled during any period that you are engaged in any activity in violation of the covenants reflected in Section 5.4.

      8. The Employment Agreement shall be amended as set forth in Exhibit A to this Agreement and you agree to adhere to such requirements as amended. You further agree that in the event of a breach by you of any of the covenants set forth in Exhibit A, Curative has no adequate remedy at law and shall be entitled to injunctive and equitable relief, in addition to all other remedies available, without the requirement of posting any bond.

      9. You represent, warrant and acknowledge that Curative owes you no wages, commissions, bonuses, sick pay, personal leave pay, severance pay, vacation pay or other compensation or benefits or payments or form of remuneration of any kind or nature, other than that specifically provided for in this Agreement.

      10. You and the Company each agree to not disparage or criticize the other, or issue any communication, written or otherwise, that reflects adversely on or encourages any adverse action against the other, except if testifying truthfully under oath pursuant to any lawful court order or subpoena or otherwise responding to or providing disclosures required by law.

      11. You agree not to disclose the terms, contents or execution of this Agreement, the claims that have been or could have been raised against Curative, or the facts and circumstances underlying this Agreement, except in the following circumstances:

            a. You may disclose the terms of this Agreement to your immediate family, so long as such family member agrees to be bound by the confidential nature of this Agreement;

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            b. You may disclose the terms of this Agreement to (i) your tax advisors so long as such tax advisors agree in writing to be bound by the confidential nature of this Agreement, (ii) taxing authorities if requested by such authorities and so long as they are advised in writing of the confidential nature of this Agreement, (iii) your legal counsel or (iv) as required under
Section 5.5 of your Employment Agreement; and

            c. Pursuant to the order of a court or governmental agency of competent jurisdiction, or for purposes of securing enforcement of the terms and conditions of this Agreement.

      12. Nothing in this Agreement shall prohibit or restrict you from making any disclosure of information required by law or testifying, participating or otherwise assisting in a proceeding relating to an alleged violation of the Sarbanes-Oxley Act.

      13. Upon service on you, or anyone acting on your behalf, of any subpoena, order, directive or other legal process requiring you to engage in conduct encompassed within paragraphs 10 or 11 of this Agreement, you or your attorney shall immediately notify Curative of such service and of the content of any testimony or information to be provided pursuant to such subpoena, order, directive or other legal process and within two (2) business days send to the undersigned representative of Curative via overnight delivery (at Curative's expense) a copy of said documents served upon you.

      14. You agree that you will assist and cooperate with Curative in connection with the defense or prosecution of any claim that may be made against or by Curative, or in connection with any ongoing or future investigation or dispute or claim of any kind involving Curative, including any proceeding before any arbitral, administrative, judicial, legislative, or other body or agency, including testifying in any proceeding to the extent such claims, investigations or proceedings relate to services performed or required to be performed by you, pertinent knowledge possessed by you, or any act or omission by you. You further agree to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this paragraph.

      15. This Agreement constitutes the entire agreement between Curative and you, and supersedes and cancels all prior and contemporaneous written and oral agreements between Curative and you, excluding the applicable provisions of your Employment Agreement (a) that are not modified or superseded by this Agreement and which shall remain in place until May 15, 2005, and (b) that survive the termination of your employment with Curative and which shall survive beyond May 15, 2005]. You affirm that, in entering into this Agreement, you are not relying upon any oral or written promise or statement made by anyone at any time on behalf of Curative.

      16. This Agreement is binding upon you and your successors, assigns, heirs, executors, administrators and legal representatives.

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      17. If any of the provisions, terms or clauses of this Agreement are declared illegal, unenforceable or ineffective in a legal forum, those provisions, terms and clauses shall be deemed severable, such that all other provisions, terms and clauses of this Agreement shall remain valid and binding upon both parties.

      18. Without detracting in any respect from any other provision of this
Agreement:

            a. You, in consideration of the benefits provided to you as described in paragraph 3 of this Agreement, agree and acknowledge that this Agreement constitutes a knowing and voluntary waiver of all rights or claims you have or may have against Curative as set forth herein, including, but not limited to, all claims of age discrimination in employment, all claims of retaliation and all claims of breach of contract; and you have no physical or mental impairment of any kind that has interfered with your ability to read and understand the meaning of this Agreement or its terms, and that you are not acting under the influence of any medication or mind-altering chemical of any type in entering into this Agreement.

            b. You understand that, by entering into this Agreement, you do not waive rights or claims that may arise after the date of your execution of this Agreement, including without limitation any rights or claims that you may have to secure enforcement of the terms and conditions of this Agreement.

            c. You agree and acknowledge that the consideration provided to you under this Agreement is in addition to anything of value to which you are already entitled.

            d. Curative hereby advises you to consult with an attorney prior to executing this Agreement.

            e. You acknowledge that you had at least forty-five (45) days in which to review and consider this Agreement, and to consult with an attorney regarding the terms and effect of this Agreement.

      19. You may revoke this Agreement within seven (7) days from the date you sign this Agreement, in which case this Agreement shall be null and void and of no force or effect on either Curative or you. Any revocation must be in writing and received by Curative by 5:00 p.m. on or before the seventh (7th) day after this you execute Agreement. Such revocation must be sent to Nancy F. Lanis, Executive Vice President, General Counsel and Secretary, Curative Health Services, Inc., 150 Motor Parkway, Hauppauge, New York 11788.

      20. This Agreement may not be changed or altered, except by a writing signed by Curative and you. This Agreement is entered into in the State of New York and the laws of the State of New York will apply to any dispute concerning it.

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            YOU EXPRESSLY ACKNOWLEDGE, REPRESENT, AND WARRANT THAT YOU HAVE READ
THIS AGREEMENT CAREFULLY; THAT YOU FULLY UNDERSTAND THE TERMS, CONDITIONS, AND SIGNIFICANCE OF THIS AGREEMENT; THAT CURATIVE HAS ADVISED YOU TO CONSULT WITH AN ATTORNEY CONCERNING THIS AGREEMENT; THAT YOU HAVE HAD A FULL OPPORTUNITY TO REVIEW THIS AGREEMENT WITH AN ATTORNEY; THAT YOU UNDERSTAND THAT THIS AGREEMENT HAS BINDING LEGAL EFFECT; AND THAT YOU HAVE EXECUTED THIS AGREEMENT FREELY, KNOWINGLY AND VOLUNTARILY.

            PLEASE READ CAREFULLY. THIS AGREEMENT HAS IMPORTANT LEGAL CONSEQUENCES.

Date: 5/15/04                   /s/ William. C. Tella
                                --------------------------
                                    William C. Tella

            On this 15th day of May 2004, before me personally came William C. Tella, to me known to be the individual described in the foregoing instrument, who executed the foregoing instrument in my presence, and who duly acknowledged to me that he executed the same.

                                /s/ Elizabeth Kalogiannis
                                ---------------------------
                                    Elizabeth Kalogiannis
                                    Notary Public

                                CURATIVE HEALTH SERVICES, INC.


Date: 5/17/04                   By:   /s/ Thomas Axmacher
                                   ------------------------
                                Name: Thomas Axmacher
                                Title: Executive Vice President and
                                        Chief Financial Officer

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                                    EXHIBIT A

                              AMENDMENT TO AMENDED
                        AND RESTATED EMPLOYMENT AGREEMENT

      This Amendment to the Amended and Restated Employment Agreement (this "Amendment"), effective as of May 14, 2004, is made and entered into between Curative Health Services, Inc., a Minnesota corporation ("Employer"), and William C. Tella, an individual resident of the State of New York ("Employee").

      WHEREAS, Employer and Employee entered into an Amended and Restated Employment Agreement, effective as of June 1, 1999 (the "Employment Agreement"); and

      WHEREAS, Employer and Employee wish to amend the Employment Agreement.

      NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Employer and Employee agree to amend the Employment Agreement as follows:

      1. Delete Section 5.4 in its entirety and replace with the following:

      5.4 Restrictive Covenants. Employee agrees to be bound and abide by the following (for purposes of this Section 5.4, Company shall include all parents, subsidiaries and affiliates of the Company):

      (a) Covenant Not to Compete. During his employment with the Company and for a period of two (2) years following the termination of Employee's employment (the "Non-Compete Restricted Period"). Employee shall not, directly or indirectly, engage in any "Competing Business Activity" (as hereinafter defined), in any manner or capacity, including but not limited to as an advisor, principal, agent, partner, officer, director, shareholder, employee, employer, consultant or member of any association, unless Employee is acting in such manner or capacity solely for a division of a corporation where such division does not conduct a Competing Business Activity. The Non-Compete Restricted Period shall be tolled during any period that Employee is engaged in activity in violation of this covenant.

            (i) Geographical Extent of Covenant. The obligations of Employee under this Section 5.4 shall apply in any state in which the Company is located, operates, provides or intends to provide products or services, or does business in on the date of termination. Employee hereby acknowledges that the geographic boundaries, scope of prohibited activities and the time duration of the provisions of this Section are reasonable and are no broader than necessary to protect the legitimate business interests of the Company

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            (ii)  Limitation on Covenant. Ownership by Employee, as a passive investment, of less than three percent of the outstanding shares of capital stock of any corporation listed on a national securities exchange or publicly traded in the over-the-counter market shall not constitute a breach of this
                  Section 5.4.

            (iii) Competing Business Activity. As used in this Section 5.4,
                  "Competing Business Activity" shall mean (a) the business of wholesale and/or retail pharmacy operations including without limitation relating to the provision of drugs and/or biopharmaceuticals for delivery to or use in the home or physician offices, of the following infusible or injectable therapy products and services: anti-infectives, TPN (Total Parenteral Nutrition) therapy, hemophilia clotting factor products, IVIG (Immune Globulin) therapy, Synagis(R)(collectively, "Specialty Pharmacy Operations"); (b) disease management programs related to Specialty Pharmacy Operations; (c) the establishment, operation, promotion or management of any facility, program, department or services that has as its primary business the treatment of chronic, non-healing wounds ("Specialty Healthcare Operations"); (d) business development, clinical services, reimbursement services and delivery services in connection with Specialty Pharmacy Operations and/or Specialty Healthcare Operations, and (e) any other business conducted by Employer, its subsidiaries or affiliates.

      (b) Nonsolicitation, Non-Hire and Noninterference. During his employment with the Company and for a period of one (1) year following the termination of Employee's employment (the "Nonsolicitation Restricted Period"), Employee shall not, directly or indirectly (a) induce or attempt to induce any employee of the Company to leave the employ of the Company, or in any way interfere adversely with the relationship between any such employee and the Company; (b) induce or attempt to induce any employee of the Company to work for, render services to, provide advice to, or supply confidential business information or trade secrets of the Company to any third person, firm or corporation; (c) employ, or otherwise pay for services rendered by, any employee of the Company in any business enterprise with which Employee may be associated, connected or affiliated, or (d) induce or attempt to induce any customer, supplier, licensee, licensor, referral source or other business relation of the Company to cease doing business with the Company, or in any way interfere with the then existing business relationship between any such customer, supplier, licensee, licensor, referral source or other business relation and the Company; or (e) induce or attempt to induce any actual or prospective customer, supplier, licensee, licensor, referral source or other business relation of the Company or its affiliates, for whom Employee performed any services, with whom Employee had any business contact, or whose identity or other specific information Employee discovered or gained access to as a result of Employee's employment with the Company to cease doing business with the Company or any affiliate or in any way interfere with the then existing business relationship between any such

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customer, supplier, licensee, licensor, referral source or other business relation and the Company, its subsidiaries or affiliates. The Nonsolicitation Restricted Period shall be tolled during any period that Employee is engaged in activity in violation of this covenant.

      (c) Judicial Action. Employee and the Company agree that, if the period of time of the restrictive covenants contained in this Section 5.4 shall be judged unreasonable in any court proceeding then the period of time and/or scope shall be reduced accordingly, so that the covenant may be enforced in such scope and during such period of time as is judged by the court to be reasonable. In the event of a breach or violation of Section 5.4 by Employee, the parties agree that in addition to all other remedies, the Company shall be entitled to equitable relief for specific performance (without having to post any bond), and Employee hereby agrees and acknowledges that the Company has no adequate remedy at law for the breach of the covenants contained herein.

      IN WITNESS WHEREOF, the parties have executed this Amendment as of May 14, 2004.

                                    CURATIVE HEALTH SERVICES, INC.


                                    By:   /s/ Thomas Axmacher
                                       ----------------------------------
                                    Name: Thomas Axmacher
                                    Title: Executive Vice President and
                                           CFO


                                    EMPLOYEE


                                    /s/ William. C. Tella
                                    -------------------------------------
                                    William C. Tella